February 14, 2000

Dear Colleague and Fellow Shareholder:

      As an owner of Florida East Coast Industries in the company's 401K plan, you will receive a proxy statement and card to solicit your vote on the spin-off transaction from St. Joe that was announced last October. As you recall, St. Joe currently owns 54 percent of our company, and has agreed to a tax-free distribution of that majority stake to its own shareholders.
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importantly, we will be able to pursue independent business opportunities, borrow money when required, and use stock of the company as a source of capital, if appropriate. In addition, the stock will be more widely held by the public (rather than by St. Joe), and interest in the company should be enhanced

      For the transaction to occur, it is necessary for the shareholders to approve the creation of a new class of stock to be owned by the St. Joe shareholders and to approve a number of amendments to the company's article of incorporation and bylaws. Shareholders will act on these matters at a special meeting on March 8, 2000.

      As employee-owners, you demonstrate your confidence in our ability to serve the best interests of our employees and our shareholders. The management team strongly believes that this transaction is in the best interest of both groups. The Board of Directors has also unanimously recommended shareholder approval. I encourage you to vote at your earliest convenience in favor of the two items listed on your proxy card.

      This may be the first proxy card you have received as a shareholder. First Union, the manager of the 401K plan, votes your proxy on routine matters. This transaction, because it is not routine, requires the actual votes of the beneficial owners of FECI. Realizing that you do have a voice in a transaction that can be a defining moment in the company's history, I encourage you to take this decision seriously.

      We believe the approval of the spin-off transaction can be the beginning of a new era for our company. Your vote will help make this exciting opportunity a reality for FECI. Please remember to mail your proxy card as soon as possible.


                                   Sincerely,


                                   Robert W. Anestis